Exhibit 10.47

10182 Telesis Court | San Diego CA | 92121 www.ACTIVEnetwork.com

November 26, 2012

Ms. Sheryl Roland (the “Executive”)

c/o The Active Network, Inc.

10182 Telesis Court, Suite 100

San Diego, CA 92117

Dear Sheryl:

This letter agreement (the “Agreement”) states the terms and conditions applicable to the termination of Executive’s employment with The Active Network, Inc. All references in this Agreement to “Active” or the “Company” shall mean The Active Network, Inc., and its subsidiaries, affiliates and related entities.

1. End of Employment. The parties hereby agree that Executive has resigned from her employment as Executive Vice President, Human Resources of the Company, with effect as of November 30, 2012 (the “Departure Date”).

2. Acceleration of Equity / Consideration. Within fifteen days following the Effective Date (as defined below), in exchange for the promises set forth herein, the Company will provide Executive with the following benefits to which Executive is not otherwise entitled: (i) the accelerated vesting of 16,148 of Executive’s unvested shares of the Company’s common stock which were previously acquired by Executive upon the early exercise of options set forth on Schedule A under the Company’s 2002 Stock Option/Stock Issuance Plan and (ii) the accelerated vesting of 5,080 of Executive’s unvested restricted stock units set forth on Schedule A (the “Equity Acceleration”). Executive acknowledges and agrees that the Equity Acceleration constitutes adequate legal consideration for the promises and representations made by Executive in this Agreement and that the Equity Acceleration is in full discharge of (i) any and all liabilities and obligations of the Company to Executive, monetarily or with respect to employee benefits or otherwise (excluding Executive’s final paycheck), including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or (ii) any alleged understanding or arrangement between Executive and the Company.

3. Return of Company Property. By the Departure Date, Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property that Executive has had in Executive’s possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including computers, telephones, and/or mobile devices), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or Confidential Information (as defined below) of the Company (and all reproductions thereof).

4. Protection of Confidential Information. Executive acknowledges that during the course of her employment, she has had ongoing access and exposure to, and has obtained knowledge of Confidential Information belonging to the Company. For purposes of this Agreement, “Confidential Information” means all information that has actual or potential economic value to the Company from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Confidential Information includes, among other things, any and all information disclosed to Executive or known by Executive as a consequence of her employment with the Company that is not generally available to the public (unless such information enters the public domain and becomes available to the public through no fault on Executive’s part), about the Company, its finances, operations, business programs, officers, directors, partners, joint ventures, employees, contractors, vendors, suppliers, processes, procedures manuals, computer programs, sales services, research projects, product plans and pipelines, data, accounts, billing methods, pricing, profit margins, sales, statistical data, business methods, systems, plans, internal

10182 Telesis Court | San Diego CA | 92121 www.ACTIVEnetwork.com

affairs, legal affairs, potential or existing reorganization plans, clients, transactions with clients, lists of clients’ names and addresses, sales and marketing techniques, any and all information entrusted to the Company by third parties and any and all information defined as a “Trade Secret” under the Uniform Trade Secrets Act. Executive represents and warrants that she is in full compliance with the Company’s Employee Proprietary Information and Inventions Assignment Agreement, and will continue to comply with the terms of that agreement. Executive agrees that she will not use, or willfully disclose to any person, at any time, any Confidential Information, except (a) with the prior written consent of the Company; or (b) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Executive shall notify the Company as promptly as practicable (and, if possible, prior to making such disclosure). Executive also agrees to use reasonable efforts to prevent any such prohibited use by any other person.

5. Future Cooperation. Executive agrees to cooperate reasonably with the Company, its successors, and all the Company affiliates (including the Company’s outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which the Company reasonably believes Executive may have knowledge or information. Executive further agrees to make herself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this Section to require Executive to make herself available to an extent that it would unreasonably interfere with employment responsibilities that she may have, and shall reimburse Executive for any pre-approved reasonable business travel expenses that she incurs on the Company’s behalf as a result of this Section, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy. Executive agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls her as a witness. Executive further agrees that she shall not voluntarily provide information to or otherwise cooperate with any individual or private entity that is contemplating or pursuing litigation or any type of action or claim against the Company, its successors or affiliates, or any of their current or former officers, directors, employees, agents or representatives.

6. Non-Disparagement. Executive agrees not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business or business reputation.

7. Executive’s General Release. In consideration of the benefits provided under this Agreement, including without limitation the Equity Acceleration provided by the Company to the Executive under Section 2 of this Agreement, Executive on her own individual behalf and on behalf of her heirs, executors, administrators, assigns and successors, fully and forever releases and discharges the Company and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, arising out of, or in connection with, or resulting from Executive’s employment with the Company, or the cessation of that employment (the “Release”).

8. Waiver of Employment-Related Claims. Executive understands and agrees that, with the exception of potential employment-related claims identified below, she is waiving and releasing any and all rights or remedies she may have had or now has to pursue against the Company or any of the Releasees for any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract (including, without limitation, stock option-related contracts and grants), breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act,

10182 Telesis Court | San Diego CA | 92121 www.ACTIVEnetwork.com

the Health Insurance and Portability and Accountability Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by Executive’s release are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act (Executive represents, however, that she is not aware of having sustained any work-related injuries), (iii) administrative charges before the U.S. Equal Employment Opportunity Commission (Executive represents, however, that she is not aware of any factual or legal basis for making any such administrative charge), (iv) claims arising out of the breach of this Agreement and (v) any challenge to the validity of Executive’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement. Executive expressly acknowledges that the Company would not enter into this Agreement but for the representation and warranty that Executive is hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which Executive now has or could assert directly or indirectly against any of the Releasees (other than as expressly set forth herein).

9. Waiver of Unknown Claims. Executive expressly waives any and all statutory and/or common law rights she may have to the effect that a General Release does not release unknown claims, including any rights under Section 1542 of the Civil Code of the State of California, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.”

Executive expressly agrees and understands that the Release given by her pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which may exist against the Company, or any of the other Releasees.

10. Consideration/Revocation Period. This Agreement is intended to release and discharge any claims by Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows:

(a)	Executive acknowledges that she has read and understands the terms of this Agreement.

(b)	Executive acknowledges that she has been advised to consult with independent counsel regarding this Agreement, and that she has received all counsel necessary to willingly and knowingly enter into this Agreement.

(c)	Executive acknowledges that she has been given at least twenty-one (21) days to consider the terms of this Agreement (the “Consideration Period”), has taken sufficient time to consider whether to execute it, and has chosen to enter into this Agreement knowingly and voluntarily. Executive understands that, at Executive’s option, Executive may elect not to use the full 21-day period. If Executive does not present an executed copy of this Agreement to the Company on or before the expiration of the Consideration Period, this Agreement and the offer it contains will lapse.

(d)

For seven (7) days following the execution of this Agreement (should she elect to execute it), Executive may revoke this Agreement by delivering a written revocation to the Company, which revocation must be received by the Company by 5:00 p.m. on the seventh day in order to be effective. This Agreement shall not become effective until the eighth (8th) day after

10182 Telesis Court | San Diego CA | 92121 www.ACTIVEnetwork.com

Executive executes and does not revoke it (the “Effective Date”). If Executive either fails to sign the Agreement during the Consideration Period, or revokes it prior to the Effective Date, she shall not receive any of the consideration described herein, including without limitation the Equity Acceleration, and all such consideration previously delivered, as applicable, shall be immediately returned by Executive to the Company and/or immediately cancelled and forfeited.

(e)	This Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Executive from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

11. Non-Solicitation of Employees. Executive agrees that during the term of her employment with the Company and for a period of one year following the Departure Date, Executive will not either directly or indirectly solicit, induce, recruit, hire or encourage any of the Company’s employees to leave their employment, or attempt to solicit, induce, recruit or hire the Company’s employees, either for herself or any other person or entity.

12. Severability. The parties agree that if any provision of the releases given under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

13. Confidentiality. The Executive agrees to keep the terms of this Agreement, and any negotiations related thereto, completely confidential, and not to disclose any information concerning this Agreement or its terms, except (i) to Executive’s immediate family, legal counsel, and/or financial advisors, who will be informed of and bound by this confidentiality clause, (ii) in response to a subpoena issued by a court of competent jurisdiction or as otherwise required by law, (iii) as may be necessary to enforce this Agreement, or (iv) Executive may disclose the terms of (but not the negotiations related to) this Agreement once the Agreement has been publicly filed with the U.S. Securities and Exchange Commission.

14. Integrated Agreement. The parties represent and warrant that they are not relying, and have not relied, upon any representations or statements, verbal or written, made by any other with regard to the facts involved in this controversy, or their rights (or asserted rights) arising out of their alleged claims, or the execution and/or terms of this Agreement, except as provided herein. The parties acknowledge that this Agreement contains the entire agreement between the parties concerning its subject matter, and further acknowledge and agree that parol evidence shall not be required to interpret the parties’ intent. The parties acknowledge the prior existence of the Amended and Restated Change of Control, effective July 30, 2012, by and between Executive and the Company, and further acknowledge and agree that such agreement is terminated and of no further force and effect. Notwithstanding anything to the contrary set forth herein, the terms and conditions of the Employee Proprietary Information and Inventions Assignment Agreement entered into by and between the Executive and the Company shall remain in full force and effect.

15. Tax Liability/Indemnification. Executive assumes full responsibility for any and all taxes, interest and/or penalties that may ultimately be assessed upon the consideration, including the Equity Acceleration, provided hereunder. In the event that any taxing authority seeks to collect taxes, interest and/or penalties from the Company on the consideration, including the Equity Acceleration, conveyed to Executive under this Agreement, Executive will hold the Company harmless from any and all claims for such taxes, interest and/or penalties and will indemnify the Company against any such claims.

10182 Telesis Court | San Diego CA | 92121 www.ACTIVEnetwork.com

16. Voluntary Execution. The parties acknowledge that they have read and understand this Agreement and that they sign it voluntarily and without coercion. The parties further agree that if any of the facts or matters upon which they relied in signing this Agreement prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

17. Waiver, Amendment and Modification. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

18. Governing Law and Venue. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California and the parties consent to the exclusive jurisdiction of any court of competent jurisdiction sitting in the County of San Diego. The language of this Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

19. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

20. Code Section 409A.

(a)	The compensation and benefits payable under this Agreement, including without limitation the benefits described in Section 2 of this Agreement, are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 2 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company and Executive determine that any compensation or benefits payable under this Agreement may be or become subject to Code Section 409A and related Department of Treasury guidance, the Company and Executive agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company and Executive deem necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (ii) comply with the requirements of Code Section 409A and related Department of Treasury guidance.

(b)

Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to Section 2 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Executive’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if at the time of Executive’s Separation from Service Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or

10182 Telesis Court | San Diego CA | 92121 www.ACTIVEnetwork.com

additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s Separation from Service (or the earliest date as is permitted under Section 409A of the Code); provided, however, that the Company shall use its reasonable efforts to minimize such deferral and the dollar amount of payments or benefits so impacted.

THE ACTIVE NETWORK, INC.

By:	/s/ Matthew Landa
Name: Matthew Landa
Title: Chief Executive Officer

ACCEPTANCE OF AGREEMENT BY EXECUTIVE:

I hereby accept this Agreement and agree to be bound by the terms and conditions stated in it.

Accepted this 26th day of November 2012.

/s/ Sheryl Roland
Sheryl Roland

10182 Telesis Court | San Diego CA | 92121 www.ACTIVEnetwork.com

Schedule A

Grant	Number of Unvested Shares with Vesting Acceleration
20412409	1,563
20412525	5,263
20412577	8,334
20412526	988

T O T A L	16,148

Number of Unvested RSUs with Vesting Acceleration
5,080